Exhibit 5.1

April 1, 2021

Board of Directors

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

RE:	$750,000,000 3.750% SENIOR NOTES DUE 2051

Ladies and Gentlemen:

I am the General Counsel – Capital Markets, Asset Management, and Corporate Development of Raymond James Financial, Inc., a Florida corporation (the “Company”). I and attorneys in the Company’s legal department have represented the Company in connection with the issuance and sale of $750,000,000 principal amount of the Company’s 3.750% Senior Notes due 2051 (the “Notes”) pursuant to the Underwriting Agreement, dated March 18, 2021 (the “Underwriting Agreement”), by and among the Company and the several underwriters named therein (the “Underwriters”). The Notes will be issued under the Indenture, dated as of August 10, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of April 1, 2021, between the Company and the Trustee, regarding the Notes (as supplemented, the “Indenture”). Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings attributed to them in the Underwriting Agreement.

This opinion is being delivered in accordance with the requirements of Paragraphs 23 and 29 of Schedule A to the Securities Act, and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

The opinions set forth below are limited to the laws of the State of Florida and to the matters expressly stated herein. No opinions are to be inferred or implied beyond the opinions expressly so stated.

In connection with rendering the opinions set forth in this opinion letter, I or other Company attorneys have familiarity with the corporate proceedings of the Company to date with respect to the Underwriting Agreement, and have also reviewed originals or copies of the following documents:

(i)	the Underwriting Agreement;

(ii)	the Indenture;

(iii)	the Notes;

(iv)	the articles of incorporation, by-laws, and resolutions of the Company, as in effect on the date hereof;

880 Carillon Parkway // St. Petersburg, FL 33716 // T 800.248.8863 // raymondjames.com

Writer’s Direct Dial: 727.567.2648  // Fax: 727.567.4015 // E-mail: Michael.Serbanos@RaymondJames.com

Raymond James Financial, Inc.

Raymond James Financial, Inc.

April 1, 2021

(v)	the Registration Statement on Form S-3 (File No. 333-225044) filed with the Securities and Exchange Commission (the “Commission”);

(vi)	the Disclosure Package;

(vii)	the Prospectus;

(viii)	certificates of public officials as to the factual matters and legal conclusions set forth herein; and

(ix)	such other documents, instruments and certificates as I have deemed relevant, necessary, or appropriate to form the basis for the opinions set forth in this opinion letter.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

With your consent, I have assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications contained herein, I am of the opinion that:

(1) the Company has been duly organized and is validly existing under the laws of the State of Florida, and its corporate status is active; and

(2) the Company has full right, power and authority to execute and deliver each of the Underwriting Agreement, the Indenture and the Notes and to perform its obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Underwriting Agreement, the Indenture and the Notes and the consummation of the transactions contemplated thereby has been duly and validly taken.

This opinion letter speaks only as of the date hereof. I assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if I become aware after the date of this opinion letter of any facts or other developments, whether existing before or first arising after the date hereof, that might change the opinions expressed above.

Raymond James Financial, Inc.

April 1, 2021

I hereby consent to the use of my name under the heading “Legal matters” in the Prospectus Supplement filed by the Company with the Commission. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion letter may be relied upon as to matters of the laws of the State of Florida by Morrison & Foerster LLP in its opinion letter filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K.

Raymond James Financial, Inc.

April 1, 2021

Sincerely yours,

/s/ E. Michael Serbanos

E. MICHAEL SERBANOS

GENERAL COUNSEL – CAPITAL MARKETS, ASSET MANAGEMENT, AND CORPORATE DEVELOPMENT